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Exhibit 99.1

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Contact:	Paul Donnelly Viewlocity, Inc. (978) 433-0868 pdonnelly@viewlocity.com	Molly Kelly Porter Novelli (617) 450-4300 molly.kelly@pnicg.com

VIEWLOCITY, INC. REACHES MERGER AGREEMENT
Major Investor Backs Company With New Financing

        ATLANTA (September 22, 2003)—Viewlocity, Inc. (OTC:VLCY), a provider of supply chain management software that helps enterprises execute operations more effectively, today announced that it has signed a definitive agreement to be acquired by Viesta Corporation in a merger with a wholly-owned subsidiary of Viesta. Viesta is a newly formed corporation created for the purposes of this transaction.

        In connection with the transaction, Viesta, and Viewlocity, Inc. as its wholly-owned subsidiary following the merger, will receive significant new equity financing from an affiliate of Investcorp. Investcorp is a global investment group with a 20-year track record of investing in North America and Europe.

        "We liked Viewlocity's customer-focused culture," said Savio Tung from Investcorp. "We think there is a real potential for them to become a future leader in the supply chain software space, and look forward to helping them build the business and increase their market presence."

        Under the terms of the Merger Agreement, Viesta will pay only nominal consideration to the holders of Viewlocity's outstanding common stock and Series A preferred stock, consisting of an aggregate of $80.00 to the holders of common stock and an aggregate of $920.00 to the holders of Viewlocity's Series A preferred stock. Based on the current number of shares outstanding, Viewlocity's common shareholders would receive $0.000014 per share of common stock and its preferred shareholders would receive $0.000083 per share of Series A preferred stock. Following the merger, Viewlocity will no longer be publicly traded or registered with the SEC, and will continue operations as a privately held subsidiary of Viesta.

        Although shareholders of Viewlocity will receive only nominal consideration in the merger, in light of the Company's financial position and the limited strategic alternatives available to the Company, the Board of Directors in the exercise of its fiduciary duties has concluded that the merger is in the best interests of the Company's shareholders and creditors and is fair to all stakeholders of the Company.

        Prior to entering into the Merger Agreement, the Company engaged in discussions with numerous potential third party acquirers and investors. None of those acquirers expressed an interest in a transaction that would have provided a more favorable financial result for the shareholders and creditors of Viewlocity—due largely to the significant level of Viewlocity's outstanding debt and other liabilities. In the course of its deliberations, the Board of Directors concluded that, in the absence of the Merger Agreement with Viesta, or in the event that the agreement is not consummated, it is unlikely that the Company would be able to continue to operate as a going concern. In that event, the likelihood of creditors of the Company recovering the amounts owed them by the Company would be significantly diminished. All of the Company's major creditors have approved the proposed merger transaction and, in connection with the transaction, certain of the Company's major creditors have agreed to reduce and restructure amounts owed to them. These concessions were made by Viewlocity's creditors in large measure as a result of the promise of greater financial stability following the merger as a result of the Investcorp capital infusion into Viesta.

        After evaluating these and other factors, a special committee of the Board of Directors of Viewlocity and the full Board of Directors approved the merger and the merger agreement. The merger and the merger agreement also were approved by the shareholders of Viewlocity pursuant to a written consent in lieu of a meeting, as permitted by the Company's Articles of Incorporation. In connection with the transaction and related restructuring, the Board of Directors of Viewlocity received a fairness opinion from Harris Nesbitt Gerard, Inc.

        The Company intends to file an Information Statement on Schedule 14C with the SEC in connection with the proposed merger, and the merger cannot be consummated until at least 20 days after the date of mailing of the Information Statement. In addition, the merger is subject to the satisfaction or waiver of customary closing conditions.

Additional Information and Where to Find It

        The Information Statement to be prepared by the Company will contain important information, and shareholders are urged to read it carefully. The Information Statement, once it is filed, and other Company filings with the SEC may be obtained without charge from the SEC's web site at http://www.sec.gov, or from the Company.

About Viewlocity

        Viewlocity provides supply chain management software that helps enterprises execute operations more effectively. Our software suite is comprised of visibility, event management, and optimization components that enable companies to optimize their use of assets and monitor supply chain processes for exceptions. When exceptions occur the optimal response can be determined, minimizing disruption to the business. As a result, Viewlocity's customers can run their businesses with significantly smaller reserves of inventory, capacity and people, while improving service levels. To find out how companies like Dell, the Ford Motor Company, and over 70 other leading companies use our products to improve their operations, call 1-877-512-8900 or visit our website at viewlocity.com.

This press release contains statements, estimates or projections, not historical in nature, including statements with respect to plans, projections or future performance of Viewlocity and further versions of Viewlocity Solutions, that may constitute "forward-looking statements" as defined under U.S. federal securities laws. These statements, which speak only as of the date given, are subject to certain risks and uncertainties that could cause actual results to differ materially from Viewlocity's historical experience and our present expectations or projections. Viewlocity undertakes no obligation to publicly update or revise any forward-looking statements.

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  Exhibit 99.1
VIEWLOCITY, INC. REACHES MERGER AGREEMENT Major Investor Backs Company With New Financing